Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Scott A. Kingsley, President and CEO
Annette L. Burns, Executive Vice President and CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6589

NBT BANCORP INC. ANNOUNCES FIRST QUARTER 2025 NET INCOME

NORWICH, NY (April 24, 2025) – NBT Bancorp Inc. (“NBT” or the “Company”) (NASDAQ: NBTB) reported net income and diluted earnings per share for the three months ended March 31, 2025.

Net income for the first quarter of 2025 was $36.7 million, or $0.77 per diluted common share, compared to $33.8 million, or $0.71 per diluted common share, for the first quarter of 2024, and $36.0 million, or $0.76 per diluted common share, for the fourth quarter of 2024. Operating diluted earnings per share(1), a non-GAAP measure, was $0.80 for the first quarter of 2025, compared to $0.68 for the first quarter of 2024 and $0.77 for the fourth quarter of 2024.

CEO Comments

“Growth in both net interest income and noninterest income compared to the prior quarter and the first quarter of 2024 resulted in the generation of positive operating leverage by our team in the first quarter of 2025.” said NBT President and Chief Executive Officer Scott A. Kingsley. “Our capital position remains a key strength as we execute on strategic growth initiatives. We recently added new banking locations in South Burlington, VT and Webster, NY, and we look forward to completing our planned merger with Evans Bancorp, Inc. in early May. The addition of over 200 experienced bankers and 18 locations from Evans will firmly establish NBT’s presence in Buffalo and Rochester, Upstate New York’s two largest markets by population.”

First Quarter 2025 Financial Highlights

Net Income	■	Net income was $36.7 million and diluted earnings per share was $0.77
Net Interest Income / NIM	■	Net interest income on a fully taxable equivalent (“FTE”) basis was $107.2 million, an increase of $1.1 million from the prior quarter(1)
	■	Net interest margin (“NIM”) on an FTE basis was 3.44%(1), an increase of 10 basis points (“bps”) from the prior quarter
	■	Included in FTE net interest income was $2.2 million of acquisition-related net accretion, which was down $0.4 million from the fourth quarter of 2024
	■	Earning asset yields of 4.95% were down 1 bp from the prior quarter
	■	Total cost of funds of 1.60% was down 11 bps from the prior quarter
Noninterest Income	■	Noninterest income was $47.6 million, an increase of 12.7% from the fourth quarter of 2024, excluding net securities gains (losses)
Loans and Credit Quality	■	Period end total loans were $9.98 billion as of March 31, 2025, up $10.4 million, or 0.4% annualized, from December 31, 2024
	■	Net charge-offs to average loans was 0.27% annualized
	■	Nonperforming loans to total loans was 0.48%
	■	Allowance for loan losses to total loans was 1.17%
Deposits	■	Deposits were $11.71 billion as of March 31, 2025, up $161.8 million, or 1.4%, from December 31, 2024
	■	Total cost of deposits was 1.49% for the first quarter of 2025, down 11 bps from the fourth quarter of 2024
Capital	■	Stockholders’ equity was $1.57 billion as of March 31, 2025
	■	Tangible book value per share(2) was $24.74 at March 31, 2025
	■	Tangible equity to assets of 8.68%(1)
	■	CET1 ratio of 12.12%; Leverage ratio of 10.39%

Loans

■	Period end total loans were $9.98 billion at March 31, 2025, compared to $9.97 billion at December 31, 2024.
■
Period end total loans increased $10.4 million from December 31, 2024. Total commercial loans increased $23.9 million to $5.33 billion while total consumer loans decreased $13.6 million to $4.65 billion. Excluding the other consumer and residential solar portfolios, which are in a planned run-off status, period end loans increased $40.5 million, or 1.8% annualized. Residential real estate loan balances decreased $14.7 million from December 31, 2024 primarily due to seasonally lower originations and market conditions. In addition, the Company originated and sold $7.4 million of 30-year fixed rate mortgages in the first quarter of 2025.

Deposits

■
Total deposits at March 31, 2025 were $11.71 billion, compared to $11.55 billion at December 31, 2024. The $161.8 million increase in deposits from December 31, 2024 was primarily due to the inflow of seasonal municipal deposits during the quarter.

■	The loan to deposit ratio was 85.2% at March 31, 2025, compared to 86.3% at December 31, 2024.

Net Interest Income and Net Interest Margin

■
Net interest income for the first quarter of 2025 was $107.2 million, an increase of $1.1 million, or 1.1%, from the fourth quarter of 2024 and an increase of $12.0 million, or 12.7%, from the first quarter of 2024. The increase in net interest income from the fourth quarter of 2024 resulted primarily from a decrease in the cost of deposits, partially offset by lower yields on loans and two fewer days in the first quarter of 2025.

■
The NIM on an FTE basis for the first quarter of 2025 was 3.44%, an increase of 10 bps from the fourth quarter of 2024. This increase was driven by the decrease in the cost of interest-bearing deposits. The NIM on an FTE basis increased 30 bps from the first quarter of 2024 due to higher average balances of earning assets and the yields on those assets, lower average balances of short-term borrowings and the decrease in the cost of interest-bearing deposits.

■
Earning asset yields for the three months ended March 31, 2025 decreased 1 bp from the prior quarter to 4.95%. Loan yields for the three months ended March 31, 2025 decreased 3 bps from the prior quarter to 5.62% primarily due to the repricing of $2.1 billion in variable rate loans from the 25 bps federal funds rate decrease in December, partially offset by loans originating at higher rates than portfolio yields during the quarter. Earnings asset yields increased 11 bps from the same quarter in the prior year as new loan yields were priced higher than portfolio yields. Average earning assets were consistent with the fourth quarter of 2024 due to the decrease in short-term interest-bearing accounts being mostly offset by an increase in securities and organic loan growth. Average earning assets grew $427.5 million, or 3.5%, from the first quarter of 2024 due to growth in average loans and securities.

■
Total cost of deposits, including noninterest bearing deposits, was 1.49% for the first quarter of 2025, a decrease of 11 bps from the prior quarter and a decrease of 12 bps from the same period in the prior year.

■	Total cost of funds for the three months ended March 31, 2025 was 1.60%, a decrease of 11 bps from the prior quarter and a decrease of 19 bps from the first quarter of 2024.

Asset Quality and Allowance for Loan Losses

■
Net charge-offs to total average loans for the first quarter of 2025 was 27 bps compared to 23 bps in the prior quarter primarily due to an increase in consumer net charge-offs. Included in net charge-offs for the first quarter of 2025 was a $2.1 million write-down of a nonperforming commercial real estate loan to the estimated fair value.

■	Nonperforming assets to total assets was 0.35% at March 31, 2025, compared to 0.38% at December 31, 2024.
■
Provision expense for the three months ended March 31, 2025 was $7.6 million, compared to $2.2 million for the fourth quarter of 2024. The increase in provision expense from the prior quarter was primarily due to the deterioration in economic forecasts and a higher level of net charge-offs partially offset by the run-off of the other consumer and residential solar portfolios.

■	The allowance for loan losses was $117.0 million, or 1.17% of total loans, at March 31, 2025, compared to $116.0 million, or 1.16% of total loans, at December 31, 2024.
■	The reserve for unfunded loan commitments was $4.5 million at March 31, 2025, compared to $4.4 million at December 31, 2024.

Noninterest Income

■
Total noninterest income, excluding securities gains (losses), was $47.6 million for the three months ended March 31, 2025, up $5.4 million, or 12.7%, from the fourth quarter of 2024, and up $4.3 million, or 10.1%, from the first quarter of 2024.

■
Retirement plan administration fees were up $2.9 million from the prior quarter and increased $1.6 million from the first quarter of 2024. The increase from the prior quarter was due to higher seasonal activity-based fees in the first quarter and the additional revenue from both organic growth and the acquisition of a small third-party administrator (“TPA”) business in the fourth quarter of 2024. The increase from the first quarter of 2024 was driven by the additional revenue from new customer plans, the TPA acquisition and higher market values of assets under administration.

■
Wealth management fees were consistent with the prior quarter and increased $1.2 million from the first quarter of 2024. The increase from the first quarter of 2024 was driven by market performance and growth in new customer accounts.

■	Insurance revenues increased $0.9 million from the fourth quarter of 2024 due to organic growth, higher levels of policy renewals and first quarter seasonality.
■	Bank owned life insurance income increased from both the fourth quarter of 2024 and the first quarter of 2024 due to a $1.3 million nonrecurring gain.

Noninterest Expense

■
Total noninterest expense was $99.9 million for the first quarter of 2025, compared to $100.8 million for the fourth quarter of 2024 and $91.8 million for the first quarter of 2024. Total noninterest expense decreased 1.1% compared to the previous quarter and increased 7.5% from the first quarter of 2024, excluding $1.2 million of acquisition expenses in the first quarter of 2025 and $1.0 million in the fourth quarter of 2024, respectively.

■
Salaries and benefits decreased 1.7% from the prior quarter driven by lower medical and other benefit costs, lower levels of incentive compensation and lower salaries due to two fewer payroll days in the quarter, partially offset by seasonally higher payroll taxes and stock-based compensation expenses. The increase from the first quarter of 2024 was driven by merit pay increases which were effective annually in March, an increase in employees supporting growth in our markets and higher medical and other benefit costs.

■
Occupancy costs increased $1.2 million from the prior quarter primarily due to seasonal maintenance and utilities costs. The $0.9 million increase from the first quarter of 2024 was driven by higher seasonal maintenance and utilities given the harsher winter and higher facilities costs related to new banking locations.

■
Other expense decreased $1.7 million from the prior quarter and was consistent with the first quarter of 2024. The decrease from the previous quarter was driven by timing of expenses and Company initiatives in the fourth quarter of 2024.

Income Taxes

■
The effective tax rate for the first quarter of 2025 was 22.2% which was up from 21.7% for the first quarter of 2024 primarily due to a lower level of tax-exempt income as a percentage of total taxable income.

Capital

■	Tangible common equity to tangible assets(1) was 8.68% at March 31, 2025. Tangible book value per share(2) was $24.74 at March 31, 2025 and $23.88 at December 31, 2024.
■
Stockholders’ equity increased $39.6 million from December 31, 2024 driven by net income generation of $36.7 million and a $20.3 million decrease in accumulated other comprehensive loss reflecting the change in the fair value of securities available for sale, partially offset by dividends declared of $16.1 million.

■	As of March 31, 2025, CET1 capital ratio of 12.12%, leverage ratio of 10.39% and total risk-based capital ratio of 15.24%.

Stock Repurchase

■
The Company did not purchase shares of its common stock during the three months ended March 31, 2025. The Company may repurchase shares of its common stock from time to time to mitigate the potential dilutive effects of stock-based incentive plans and other potential uses of common stock for corporate purposes. As of March 31, 2025, there were 1,992,400 shares available under the Company’s share repurchase program.

Evans Bancorp, Inc. Merger

■
NBT and Evans anticipate completing the previously announced merger on May 2, 2025 simultaneously with the core system conversion, pending customary closing conditions. Evans had assets of $2.19 billion, deposits of $1.87 billion and net loans of $1.76 billion as of December 31, 2024. Pursuant to the merger agreement, NBT will acquire 100% of the outstanding shares of Evans in exchange for common shares of NBT. The exchange ratio will be fixed at 0.91 NBT shares for each share of Evans.

Conference Call and Webcast

The Company will host a conference call at 10:00 a.m. (Eastern) Friday, April 25, 2025, to review the first quarter 2025 financial results. The audio webcast link, along with the corresponding presentation slides, will be available on the Company’s Event Calendar page at www.nbtbancorp.com/bn/presentations-events.html#events and will be archived for twelve months.

Corporate Overview

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, NY, with total assets of $13.86 billion at March 31, 2025. The Company primarily operates through NBT Bank, N.A., a full-service community bank, and through two financial services companies. NBT Bank, N.A. has 157 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire, Maine and Connecticut. EPIC Retirement Plan Services, based in Rochester, NY, is a national benefits administration firm. NBT Insurance Agency, LLC, based in Norwich, NY, is a full-service insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epicrps.com and www.nbtbank.com/Insurance.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of phrases such as “anticipate,” “believe,” “expect,” “forecasts,” “projects,” “will,” “can,” “would,” “should,” “could,” “may,” or other similar terms. There are a number of factors, many of which are beyond the Company’s control, that could cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) local, regional, national and international economic conditions, including actual or potential stress in the banking industry, and the impact they may have on the Company and its customers, and the Company’s assessment of that impact; (2) changes in the level of nonperforming assets and charge-offs; (3) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (4) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board (“FRB”) and international trade disputes (including threatened or implemented tariffs imposed by the U.S. and threatened or implemented tariffs imposed by foreign countries in retaliation); (5) inflation, interest rate, securities market and monetary fluctuations; (6) political instability; (7) acts of war, including international military conflicts, or terrorism; (8) the timely development and acceptance of new products and services and the perceived overall value of these products and services by users; (9) changes in consumer spending, borrowing and saving habits; (10) changes in the financial performance and/or condition of the Company’s borrowers; (11) technological changes; (12) acquisition and integration of acquired businesses; (13) the possibility that NBT and Evans may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all or to successfully integrate Evans operations and those of NBT; (14) the ability to increase market share and control expenses; (15) changes in the competitive environment among financial holding companies; (16) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Company and its subsidiaries must comply, including those under the Dodd-Frank Act, and the Economic Growth, Regulatory Relief, and Consumer Protection Act of 2018; (17) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (18) changes in the Company’s organization, compensation and benefit plans; (19) the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (20) greater than expected costs or difficulties related to the integration of new products and lines of business; and (21) the Company’s success at managing the risks involved in the foregoing items.

The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and advises readers that various factors, including, but not limited to, those described above and other factors discussed in the Company’s annual and quarterly reports previously filed with the SEC, could affect the Company’s financial performance and could cause the Company’s actual results or circumstances for future periods to differ materially from those anticipated or projected.

Unless required by law, the Company does not undertake, and specifically disclaims any obligations to, publicly release any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Where non-GAAP disclosures are used in this press release, the comparable GAAP measure, as well as a reconciliation to the comparable GAAP measure, is provided in the accompanying tables. Management believes that these non-GAAP measures provide useful information that is important to an understanding of the results of the Company’s core business as well as provide information standard in the financial institution industry. Non-GAAP measures should not be considered a substitute for financial measures determined in accordance with GAAP and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Amounts previously reported in the consolidated financial statements are reclassified whenever necessary to conform to current period presentation.

NBT Bancorp Inc. and Subsidiaries
Selected Financial Data
(unaudited, dollars in thousands except per share data)

	2025	2024
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Profitability (reported)
Diluted earnings per share	$0.77	$0.76	$0.80	$0.69	$0.71
Weighted average diluted common shares outstanding	47,477,391	47,505,760	47,473,417	47,382,814	47,370,145
Return on average assets(3)	1.08%	1.04%	1.12%	0.98%	1.02%
Return on average equity(3)	9.68%	9.44%	10.21%	9.12%	9.52%
Return on average tangible common equity(1)(3)	13.63%	13.36%	14.54%	13.23%	13.87%
Net interest margin(1)(3)	3.44%	3.34%	3.27%	3.18%	3.14%

	2025	2024
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Profitability (operating)
Diluted earnings per share(1)	$0.80	$0.77	$0.80	$0.69	$0.68
Return on average assets(1)(3)	1.11%	1.06%	1.12%	0.98%	0.97%
Return on average equity(1)(3)	9.95%	9.60%	10.23%	9.14%	9.04%
Return on average tangible common equity(1)(3)	13.99%	13.57%	14.56%	13.26%	13.20%

	2025	2024
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Balance sheet data
Short-term interest-bearing accounts	$37,385	$78,973	$231,671	$35,207	$156,632
Securities available for sale	1,704,677	1,574,664	1,509,338	1,439,445	1,418,471
Securities held to maturity	836,833	842,921	854,941	878,909	890,863
Net loans	9,863,267	9,853,910	9,787,541	9,733,847	9,572,777
Total assets	13,864,251	13,786,666	13,839,552	13,501,909	13,439,199
Total deposits	11,708,511	11,546,761	11,588,278	11,271,459	11,195,289
Total borrowings	312,977	414,983	456,666	476,082	518,190
Total liabilities	12,298,476	12,260,525	12,317,572	12,039,954	11,997,784
Stockholders’ equity	1,565,775	1,526,141	1,521,980	1,461,955	1,441,415

Capital
Equity to assets	11.29%	11.07%	11.00%	10.83%	10.73%
Tangible equity ratio(1)	8.68%	8.42%	8.36%	8.11%	7.98%
Book value per share	$33.13	$32.34	$32.26	$31.00	$30.57
Tangible book value per share(2)	$24.74	$23.88	$23.83	$22.54	$22.07
Leverage ratio	10.39%	10.24%	10.29%	10.16%	10.09%
Common equity tier 1 capital ratio	12.12%	11.93%	11.86%	11.70%	11.68%
Tier 1 capital ratio	13.02%	12.83%	12.77%	12.61%	12.61%
Total risk-based capital ratio	15.24%	15.03%	15.02%	14.88%	14.87%
Common stock price (end of period)	$42.90	$47.76	$44.23	$38.60	$36.68

NBT Bancorp Inc. and Subsidiaries
Asset Quality and Consolidated Loan Balances
(unaudited, dollars in thousands)

	2025	2024
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Asset quality
Nonaccrual loans	$44,829	$45,819	$33,338	$34,755	$35,189
90 days past due and still accruing	2,862	5,798	3,981	3,333	2,600
Total nonperforming loans	47,691	51,617	37,319	38,088	37,789
Other real estate owned	308	182	127	74	-
Total nonperforming assets	47,999	51,799	37,446	38,162	37,789
Allowance for loan losses	117,000	116,000	119,500	120,500	115,300

Asset quality ratios
Allowance for loan losses to total loans	1.17%	1.16%	1.21%	1.22%	1.19%
Total nonperforming loans to total loans	0.48%	0.52%	0.38%	0.39%	0.39%
Total nonperforming assets to total assets	0.35%	0.38%	0.27%	0.28%	0.28%
Allowance for loan losses to total nonperforming loans	245.33%	224.73%	320.21%	316.37%	305.12%
Past due loans to total loans(4)	0.32%	0.34%	0.36%	0.30%	0.33%
Net charge-offs to average loans(3)	0.27%	0.23%	0.16%	0.15%	0.19%

	2025	2024
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Loan net charge-offs by line of business
Commercial	$2,109	$2,542	$807	$(8)	$772
Residential real estate and home equity	(25)	(25)	(64)	(76)	(32)
Indirect auto	1,155	675	725	747	665
Residential solar and other consumer	3,315	2,517	2,452	3,036	3,274
Total loan net charge-offs	$6,554	$5,709	$3,920	$3,699	$4,679

	2025	2024
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Allowance for loan losses as a percentage of loans by segment
Commercial & industrial	0.76%	0.73%	0.73%	0.76%	0.79%
Commercial real estate	1.02%	0.95%	1.01%	1.00%	0.97%
Residential real estate	1.00%	1.00%	1.00%	0.98%	0.89%
Auto	0.72%	0.81%	0.83%	0.85%	0.81%
Residential solar and other consumer	3.61%	3.64%	3.69%	3.78%	3.63%
Total	1.17%	1.16%	1.21%	1.22%	1.19%

	2025	2024
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Loans by line of business
Commercial & industrial	$1,436,990	$1,426,482	$1,458,926	$1,397,935	$1,353,446
Commercial real estate	3,890,115	3,876,698	3,792,498	3,784,214	3,646,739
Residential real estate	2,127,588	2,142,249	2,143,766	2,134,875	2,133,289
Home equity	331,400	334,268	328,687	326,556	328,673
Indirect auto	1,309,084	1,273,253	1,235,175	1,225,786	1,190,734
Residential solar and other consumer	885,090	916,960	947,989	984,981	1,035,196
Total loans	$9,980,267	$9,969,910	$9,907,041	$9,854,347	$9,688,077

NBT Bancorp Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited, in thousands)

	March 31,	December 31,
	2025	2024
Assets
Cash and due from banks	$216,698	$205,083
Short-term interest-bearing accounts	37,385	78,973
Equity securities, at fair value	41,561	42,372
Securities available for sale, at fair value	1,704,677	1,574,664
Securities held to maturity (fair value $756,404 and $749,945, respectively)	836,833	842,921
Federal Reserve and Federal Home Loan Bank stock	32,117	33,957
Loans held for sale	13,628	9,744
Loans	9,980,267	9,969,910
Less allowance for loan losses	117,000	116,000
Net loans	$9,863,267	$9,853,910
Premises and equipment, net	81,598	80,840
Goodwill	362,663	362,663
Intangible assets, net	34,249	36,360
Bank owned life insurance	271,723	272,657
Other assets	367,852	392,522
Total assets	$13,864,251	$13,786,666

Liabilities and stockholders’ equity
Demand (noninterest bearing)	$3,399,393	$3,446,068
Savings, NOW and money market	6,858,372	6,658,188
Time	1,450,746	1,442,505
Total deposits	$11,708,511	$11,546,761
Short-term borrowings	85,597	162,942
Long-term debt	4,605	29,644
Subordinated debt, net	121,579	121,201
Junior subordinated debt	101,196	101,196
Other liabilities	276,988	298,781
Total liabilities	$12,298,476	$12,260,525

Total stockholders’ equity	$1,565,775	$1,526,141

Total liabilities and stockholders’ equity	$13,864,251	$13,786,666

NBT Bancorp Inc. and Subsidiaries
Quarterly Consolidated Statements of Income
(unaudited, in thousands except per share data)

	2025	2024
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Interest, fee and dividend income
Interest and fees on loans	$138,052	$141,103	$141,991	$136,606	$133,146
Securities available for sale	10,262	8,773	7,815	7,562	7,124
Securities held to maturity	4,914	4,931	5,042	5,190	5,303
Other	1,176	2,930	1,382	1,408	1,364
Total interest, fee and dividend income	$154,404	$157,737	$156,230	$150,766	$146,937
Interest expense
Deposits	$42,588	$46,815	$49,106	$46,688	$44,339
Short-term borrowings	866	918	1,431	2,899	3,421
Long-term debt	266	293	292	291	290
Subordinated debt	1,822	1,816	1,810	1,806	1,800
Junior subordinated debt	1,639	1,790	1,922	1,908	1,913
Total interest expense	$47,181	$51,632	$54,561	$53,592	$51,763
Net interest income	$107,223	$106,105	$101,669	$97,174	$95,174
Provision for loan losses	7,554	2,209	2,920	8,899	5,579
Net interest income after provision for loan losses	$99,669	$103,896	$98,749	$88,275	$89,595
Noninterest income
Service charges on deposit accounts	$4,243	$4,411	$4,340	$4,219	$4,117
Card services income	5,317	5,652	5,897	5,587	5,195
Retirement plan administration fees	15,858	12,924	14,578	14,798	14,287
Wealth management	10,946	10,842	10,929	10,173	9,697
Insurance services	4,761	3,883	4,913	3,848	4,388
Bank owned life insurance income	3,397	2,271	1,868	1,834	2,352
Net securities (losses) gains	(104)	222	476	(92)	2,183
Other	3,034	2,221	2,773	2,865	3,173
Total noninterest income	$47,452	$42,426	$45,774	$43,232	$45,392
Noninterest expense
Salaries and employee benefits	$60,694	$61,749	$59,641	$55,393	$55,704
Technology and data services	10,238	10,220	9,920	9,249	9,750
Occupancy	9,027	7,786	7,754	7,671	8,098
Professional fees and outside services	4,952	4,843	4,871	4,565	4,853
Amortization of intangible assets	2,111	2,080	2,062	2,133	2,168
Reserve for unfunded loan commitments	90	(125)	250	(380)	(450)
Acquisition expenses	1,221	988	543	-	-
Other	11,567	13,234	10,704	10,957	11,650
Total noninterest expense	$99,900	$100,775	$95,745	$89,588	$91,773
Income before income tax expense	$47,221	$45,547	$48,778	$41,919	$43,214
Income tax expense	10,476	9,542	10,681	9,203	9,391
Net income	$36,745	$36,005	$38,097	$32,716	$33,823
Earnings Per Share
Basic	$0.78	$0.76	$0.81	$0.69	$0.72
Diluted	$0.77	$0.76	$0.80	$0.69	$0.71

NBT Bancorp Inc. and Subsidiaries
Average Quarterly Balance Sheets
(unaudited, dollars in thousands)

	Average Balance	Yield / Rates	Average Balance	Yield / Rates	Average Balance	Yield / Rates	Average Balance	Yield / Rates	Average Balance	Yield / Rates
	Q1 - 2025		Q4 - 2024		Q3 - 2024		Q2 - 2024		Q1 - 2024
Assets
Short-term interest-bearing accounts	$63,198	4.51%	$184,988	5.27%	$62,210	4.87%	$48,861	5.48%	$47,972	4.48%
Securities taxable(1)	2,402,772	2.30%	2,317,034	2.10%	2,266,930	1.99%	2,280,767	1.97%	2,278,029	1.91%
Securities tax-exempt(1)(5)	220,210	3.60%	211,493	3.46%	217,251	3.47%	226,032	3.56%	230,468	3.58%
FRB and FHLB stock	33,469	5.73%	33,261	5.75%	35,395	6.97%	40,283	7.41%	42,296	7.89%
Loans(1)(6)	9,981,487	5.62%	9,957,879	5.65%	9,865,412	5.74%	9,772,014	5.63%	9,674,892	5.54%
Total interest-earning assets	$12,701,136	4.95%	$12,704,655	4.96%	$12,447,198	5.01%	$12,367,957	4.92%	$12,273,657	4.84%
Other assets	1,088,069		1,093,419		1,072,277		1,064,487		1,055,386
Total assets	$13,789,205		$13,798,074		$13,519,475		$13,432,444		$13,329,043
Liabilities and stockholders’ equity
Money market deposit accounts	$3,496,552	3.04%	$3,504,937	3.27%	$3,342,845	3.68%	$3,254,252	3.65%	$3,129,160	3.56%
NOW deposit accounts	1,682,265	0.84%	1,664,960	0.91%	1,600,547	0.87%	1,603,695	0.78%	1,600,288	0.75%
Savings deposits	1,571,673	0.05%	1,561,703	0.05%	1,566,316	0.05%	1,586,753	0.05%	1,607,659	0.04%
Time deposits	1,450,846	3.55%	1,446,798	3.85%	1,442,424	4.00%	1,391,062	4.00%	1,352,559	4.00%
Total interest-bearing deposits	$8,201,336	2.11%	$8,178,398	2.28%	$7,952,132	2.46%	$7,835,762	2.40%	$7,689,666	2.32%
Federal funds purchased	2,278	4.45%	-	-	2,609	5.34%	29,945	5.56%	19,769	5.53%
Repurchase agreements	107,496	2.87%	116,408	3.13%	98,035	2.80%	86,405	1.55%	82,419	1.55%
Short-term borrowings	7,033	4.61%	174	4.57%	48,875	5.74%	155,159	5.58%	213,390	5.34%
Long-term debt	27,674	3.90%	29,657	3.93%	29,696	3.91%	29,734	3.94%	29,772	3.92%
Subordinated debt, net	121,331	6.09%	120,967	5.97%	120,594	5.97%	120,239	6.04%	119,873	6.04%
Junior subordinated debt	101,196	6.57%	101,196	7.04%	101,196	7.56%	101,196	7.58%	101,196	7.60%
Total interest-bearing liabilities	$8,568,344	2.23%	$8,546,800	2.40%	$8,353,137	2.60%	$8,358,440	2.58%	$8,256,085	2.52%
Demand deposits	3,385,080		3,438,194		3,389,894		3,323,906		3,356,607
Other liabilities	296,983		295,292		292,446		306,747		286,749
Stockholders’ equity	1,538,798		1,517,788		1,483,998		1,443,351		1,429,602
Total liabilities and stockholders’ equity	$13,789,205		$13,798,074		$13,519,475		$13,432,444		$13,329,043
Interest rate spread		2.72%		2.56%		2.41%		2.34%		2.32%
Net interest margin (FTE)(1)		3.44%		3.34%		3.27%		3.18%		3.14%

(1)	The following tables provide the Non-GAAP reconciliations for the Non-GAAP measures contained in this release:

Non-GAAP measures
(unaudited, dollars in thousands except per share data)

	2025	2024
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Operating net income
Net income	$36,745	$36,005	$38,097	$32,716	$33,823
Acquisition expenses	1,221	988	543	-	-
Securities losses (gains)	104	(222)	(476)	92	(2,183)
Adjustments to net income	$1,325	$766	$67	$92	$(2,183)
Adjustments to net income (net of tax)	$1,020	$604	$52	$72	$(1,703)
Operating net income	$37,765	$36,609	$38,149	$32,788	$32,120
Operating diluted earnings per share	$0.80	$0.77	$0.80	$0.69	$0.68

	2025	2024
	1st Q	4th Q	3rd Q	2nd Q	1st Q
FTE adjustment
Net interest income	$107,223	$106,105	$101,669	$97,174	$95,174
Add: FTE adjustment	636	619	639	658	658
Net interest income (FTE)	$107,859	$106,724	$102,308	$97,832	$95,832
Average earning assets	$12,701,136	$12,704,655	$12,447,198	$12,367,957	$12,273,657
Net interest margin (FTE)(3)	3.44%	3.34%	3.27%	3.18%	3.14%

Interest income for tax-exempt securities and loans have been adjusted to an FTE basis using the statutory Federal income tax rate of 21%.

	2025	2024
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Tangible equity to tangible assets
Total equity	$1,565,775	$1,526,141	$1,521,980	$1,461,955	$1,441,415
Intangible assets	396,912	399,023	397,853	398,686	400,819
Total assets	$13,864,451	$13,786,666	$13,839,552	$13,501,909	$13,439,199
Tangible equity to tangible assets	8.68%	8.42%	8.36%	8.11%	7.98%

	2025	2024
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Return on average tangible common equity
Net income	$36,745	$36,005	$38,097	$32,716	$33,823
Amortization of intangible assets (net of tax)	1,583	1,560	1,547	1,600	1,626
Net income, excluding intangibles amortization	$38,328	$37,565	$39,644	$34,316	$35,449

Average stockholders’ equity	$1,538,798	$1,517,788	$1,483,998	$1,443,351	$1,429,602
Less: average goodwill and other intangibles	398,233	399,139	399,113	399,968	401,756
Average tangible common equity	$1,140,565	$1,118,649	$1,084,885	$1,043,383	$1,027,846
Return on average tangible common equity(3)	13.63%	13.36%	14.54%	13.23%	13.87%

(2)	Non-GAAP measure - Stockholders’ equity less goodwill and intangible assets divided by common shares outstanding.
(3)	Annualized.
(4)	Total past due loans, defined as loans 30 days or more past due and in an accrual status.
(5)	Securities are shown at average amortized cost.
(6)	For purposes of these computations, nonaccrual loans and loans held for sale are included in the average loan balances outstanding.